Exhibit 21.1

Subsidiaries of KBS SOR as of January 18, 2012

KBS Finance LLC	KBS SOR CMBS Owner, LLC
KBS Strategic Opportunity Holdings LLC	KBS SOR Debt Holdings II LLC
KBS Strategic Opportunity Limited Partnership	KBS SOR Debt Holdings II X LLC
KBS SOR 1635 N. Cahuenga JV, LLC	KBS SOR Iron Point, LLC
KBS SOR Academy Point, LLC	KBS SOR Northridge, LLC
KBS SOR Acquisition I, LLC	KBS SOR Park Highlands, LLC
KBS SOR Acquisition II, LLC	KBS SOR Park Highlands JV, LLC
KBS SOR Acquisition III, LLC	KBS SOR Properties, LLC
KBS SOR Acquisition IV, LLC	KBS SOR Richardson Portfolio JV, LLC
KBS SOR Acquisition V, LLC	KBS SOR Roseville Commerce Center, LLC
KBS SOR Acquisition VI, LLC	KBS SOR Village Overlook, LLC
KBS SOR Acquisition VII, LLC	1180 Raymond Urban Renewal, LLC
KBS SOR Acquisition VIII, LLC
KBS SOR Acquisition X, LLC
KBS SOR Acquisition XI, LLC